DATED [—], 2009

CHINA CORD BLOOD CORPORATION

and

XIN XU

SERVICE AGREEMENT

JONES DAY
Solicitors and International Lawyers
29th Floor, Edinburgh Tower
The Landmark
15 Queen’s Road Central
Hong Kong
Telephone: (852) 2526-6895

INDEX

THIS AGREEMENT is made on [—], 2009.

BETWEEN:

(1)
CHINA CORD BLOOD CORPORATION, a company incorporated under the laws of Cayman Islands with its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands and in Hong Kong at 48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong (the “Company”); and

(2)	XIN XU of 48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong (“Executive”).

RECITALS:

(A)	The Company is engaged in the provision of cord blood stem cells storage services (“Business”) and wishes to retain the full-time services of the Executive.

(B)	The Executive has agreed to serve the Company as Chief Technology Officer of the Company on the terms and conditions set out herein.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Accrued Obligations”	has the meaning set forth in clause 12.4(a) of this Agreement;

“Affiliates”	has the meaning as defined in Rule 405 under the Securities Act;

“Appointment”	the appointment by the Company of the Executive pursuant to this Agreement;

“Board”	the board of directors from time to time of the Company;

“Business Combination”	has the meaning set forth in clause 12.4(b)(iii);

“Business Day”	a day on which banks are open for business in Hong Kong;

“Change of Control Termination”	has the meaning set forth in clause 12.4(c) of the Agreement;

“Confidential Information”
the business plans, financial information, operational methods, technical processes, inventions, customer and supplier lists and other trade secrets, know-how or confidential information of the Company and any member of the Group whether relating to the Business or which the Company and any member of the group has obtained from any third party on terms that restrict its disclosure or use, other confidential technical information, any of the trade secrets, clients’ list, accounts, financial or trading information or other confidential or personal information which the Executive may receive or obtain in relation to the business, finances, dealings or affairs of the Group or any principal, joint venture partner, contracting party or client of the Group including any information regarding the products, services, research program, projects or other technical data, knowhow or specifications, whether in human or machine readable form and whether stored electronically or otherwise, or the finances, proposals, contractual arrangements, principals, joint venture partners, contracting parties, clients, employees or agents of the Group;

“Constructive Termination”	has the meaning set forth in clause 12.4(d) of this Agreement;

“Designated Stock Exchange”	the exchange on which shares of the Company are traded;

“Group”	the Company and its Subsidiaries;

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC;

“Independent Shareholders”	holders of ordinary shares in the Company other than the Executive and his Affiliates;

“Intellectual Property”
includes (collectively with all Inventions) all discoveries, concepts, formats, suggestions, developments, arrangements, packages, programs, trade marks, trade names, copyrights, designs, know how, goodwill, reputation, get-up, logos, plans, models and other industrial or intellectual properties;

“Inventions”	includes all processes, inventions and improvements;

“Involuntary Termination”	has the meaning set forth in clause 12.4(e) of the Agreement;

“Person”	has the meaning set forth in clause 12.4(b)(ii) of this Agreement;

“PRC”	the People’s Republic of China;

“Relevant Intellectual Property”
all Intellectual Property produced, invented or discovered by the Executive either alone or with any other person at any time now or hereafter during the continuance in force of this Agreement (whether or not in the course of his employment hereunder) which is Intellectual Property of the kind produced at any such time by the Company or any member of the Group and not copied from others, or relates directly or indirectly to the business of the Company or any member of the Group or which may in the opinion of the Company be capable of being used or adapted for use therein or in connection therewith;

“Severance Benefit”	has the meaning set forth in clause 12.3(a)(ii) of this Agreement;

“Subsidiary”	in relation to a Person, a corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Person;

“Term”	the term of the Executive’s appointment under this Agreement until its expiry or termination pursuant to clause 3 or 12;

“U.S.”	United States of America; and

“US$”	United States dollars.

1.2
Reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, consolidated, extended and re-enacted, or as its operation is modified by any other statute or statutory provision (whether with or without modification), and shall include any subsidiary legislation enacted under the relevant statute.

1.3
References to the singular include the plural; references to any one gender shall include every gender; references to persons shall include bodies corporate and unincorporate; and (in each case) vice versa.

1.4	References to parties and clauses are respectively to the parties and clauses to this Agreement.

1.5	Headings used in this Agreement are for convenience only and shall not affect its interpretation.

2.	APPOINTMENT

2.1
The Company hereby engages the Executive and the Executive agrees to serve the Company as Chief Technology Officer and in such capacity to perform the duties and exercise the powers from time to time assigned to or vested in him by the Board or in such other capacity of like status as the Board may require.

3.	TERM OF APPOINTMENT AND CONDITION PRECEDENT

Subject to clause 12 and the terms and conditions of this Agreement, the term of this Agreement shall be three years commencing from the date of this Agreement and will be automatically renewed.

4.	POWERS, DUTIES AND WORKING HOURS

4.1	During the Term the Executive shall:

(a)
serve the Company in the capacity of Chief Technology Officer of the Company and shall serve any other member of the Group as required by the Board and shall in such capacity contribute to the overall policy making, management and business development of the Group as the Board may reasonably direct;

(b)	unless prevented by ill health or accident devote the whole of his time, attention and abilities exclusively and diligently to carrying out his duties hereunder;

(c)	carry out his duties in a proper and efficient manner and use his best endeavors to promote and maintain the interests and reputation of the Group;

(d)
exercise such powers and perform such duties in relation to the business and operations of the Group as may from time to time be vested in or assigned to him by the Board; such powers and duties may from time to time fall outside the normal ambit of the Executive’s position but will not be duties inappropriate to the Executive’s status;

(e)
comply with all reasonable directions from time to time given to him by the Board and with all rules and regulations from time to time laid down by the Company concerning its employees which are consistent with this Agreement;

(f)
work at such location in the territory of Hong Kong and/or the PRC and/or any part of the world as the Company shall require from time to time and, if the Company shall so require for this purpose, move to and reside at such location;

(g)	travel to such places (whether within or outside the territory of Hong Kong or the PRC) in such manner and on such occasions as the Group may from time to time reasonably require;

(h)
ensure that the requirements of the United States Securities Act of 1933, as amended (the “Securities Act”), the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all other U.S. securities laws, rules and regulations, including rules of the Designated Stock Exchange, from time to time in force are duly complied with by the Company; and

(i)	at all times keep the Board promptly and fully informed of all matters relating to or in connection with the performance of his duties in relation to the Company.

4.2
The Executive’s normal working hours shall be from 9:00 a.m. to 5:30 p.m. Monday to Friday (inclusive) together with such additional hours outside those hours or on Saturdays or Sundays or during holidays as in the opinion of the Company are reasonably necessary for the proper performance of the Executive’s duties.

4.3
The Company may from time to time and at any time assign any title to the Executive and any other duties to the Executive in addition to or in substitution of any title then held by the Executive and the duties (if any) then assigned to him.

4.4	The Executive shall be required to devote his full time, attention and abilities to his duties under this Agreement and to act in the best interests of all members of the Group at all times.

5.	REPORTING

The Executive shall report to the Board and shall at all times keep the Board fully informed of his activities and shall promptly provide such information and explanations as may be requested from time to time by the Board.

6.	OUTSIDE INTERESTS

6.1
The Executive shall not at any time during the Term without the prior notification to and sanction by the Board be or become a director of any company (other than any members of the Group) or be directly or indirectly engaged or concerned or interested in any other companies which carries on business of a similar nature to the Business.

6.2	Nothing in this Agreement shall prevent the Executive from:

(a)	being engaged, concerned, interested in any other business, trade or occupation with the prior notification to and sanction by the Board; or

(b)
holding or being beneficially interested in less than 5% in any class of securities in any company if such class of securities is listed on a stock exchange or the relevant company does not carry on any business which competes with the Business of the Group.

6.3	The following provisions shall apply in relation to any application for consent under clause 6.2(a):

(a)
the Executive shall furnish to the Board a description of the nature of the business, trade or occupation in which he intends to engage, the nature of the duties required and information as the Board may require from time to time; and

(b)
the Executive shall (as a condition precedent to such consent) furnish to the Board an undertaking that the matter represented in the statement referred to in clause 6.3(a) will at all times during the Term remain correct and accurate and that he will not during the Term act in variance thereof.

7.	MEMBERS OF THE GROUP

Without prejudice to the Executive’s rights under this Agreement the Company shall be entitled to second the Executive’s services on a full or part time basis to any member of the Group and the Executive shall hold such offices with the relevant member of the Group for such periods as the Company may require.

8.	REMUNERATION

8.1	During the continuance of the Term the remuneration of the Executive shall be:

(a)	Salary

(i)	A salary of HK$35,000 per month.

(ii)
Such salary shall be payable in arrears at the end of each calendar month during the Term or, if the date of payment is not a Business Day, on the immediately preceding Business Day.  Such payment date may be varied by the Board from time to time but so that the salary of the Executive for a particular calendar month shall not be paid later than the last day of that calendar month.

(iii)
During the continuance of the Term, on the completion of each 12 months of service, the Executive shall be entitled to an additional payment in an amount equal to the then current monthly salary. Such additional salary shall be payable at the same time when salary for the twelfth month shall be paid in accordance with sub-clause 8.1(a)(ii).

(iv)
The salary of the Executive shall be subject to review by the Board on an annual basis and may be increased as the Board may determine in its absolute discretion. Without the express prior written consent of the Executive, the Company shall not reduce the salary of the Executive.

(b)	Bonus

A bonus in such sum and payable at such time or times as the Board may in its absolute discretion determine.

(c)	Share Options

The Company may offer share options, restricted shares, performance shares, etc to the Executive pursuant to the executive / employee share option scheme adopted or to be adopted by the Company; provided always that the amount of the options offered, the option price and the date of grant shall be determined by the Board after all necessary regulatory and other consents, approvals and authorizations have been obtained.

8.2
Notwithstanding anything to the contrary contained in the articles of association of the Company or of any member of the Group the Executive shall not be entitled to any remuneration or any payment whatsoever as an officer or employee of the Company or of any member of the Group in addition to that specified in this Agreement.

8.3
The Company shall reimburse the Executive all out-of-pocket expenses reasonably incurred by the Executive in carrying out his duties in connection with the business of the Company or of any member of the Group upon production of the relevant invoices and receipts.

8.4
The Company shall be entitled to deduct from the Executive’s salary under sub-clause 8.1(a) and/or bonus under sub-clause 8.1(b) all sums from time to time owing from the Executive to the Company or to any member of the Group.

8.5
The Executive shall not vote (nor be counted in the quorum) on any resolution of the Board regarding the determination of the annual revision, if any, to the Executive’s annual salary and/or bonus under sub-clauses 8.1(a) and (b).

9.	LEAVE AND PAYMENTS DURING ABSENCE ON MEDICAL GROUNDS

9.1	Leave

(a)
The Executive shall (in addition to statutory and bank holidays in Hong Kong)  be entitled after completion of each year of the Appointment to 14 working days’ paid leave, which shall be taken at such time or times as may be approved by the Board.  Accrued paid leave may be carried forward up to a maximum of 15 working days for each completed year or, at the option of the Board, a payment in lieu thereof to be agreed in writing between the Board and the Executive shall be made to the Executive.

(b)	If the Appointment of the Executive is to terminate:

(i)
on the completion of any year of service, the Executive shall be entitled to take his leave immediately prior to the end of such year of service notwithstanding that at that time the year of service shall not have been completed; or

(ii)
during any year of service (for any reason other than termination pursuant to sub-clauses 12.1(b)(i), (ii) and (iii)) the Executive shall be entitled to an amount of leave proportionate to the part of the year during which he has been employed by the Company, such leave to be taken immediately prior to the termination of the Appointment.

(c)
If for any reason the Executive shall not have taken his full entitlement of leave in any one year he shall not have any claim against the Company in respect thereof nor, unless the reason is the exigency of the Company’s business (of which the Company shall be the sole judge), shall he be entitled to additional leave in any year in respect of leave not taken in previous years.

9.2	Payments during absence on medical grounds

(a)
The Company shall continue to pay the Executive his full remuneration during any period of absence by the Executive on medical grounds up to a maximum of 30 working days in any period of 12 months; provided that the Executive shall, if required, supply the Company with medical certificates covering his period or periods of absence.

(b)
If the absence of the Executive was or appeared to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable, the Executive shall forthwith notify the Company of the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection therewith and shall give to the Company all such particulars of such matter as the Company may require.  If the Company shall so require, the Executive shall pay over to the Company such sum as he may recover in respect of such claim, compromise, settlement or judgment less any fees, expenses and other outgoings paid or incurred or to be paid or incurred by the Executive in connection therewith, provided that the maximum amount so payable by the Executive to the Company hereunder shall be that paid by the Company to the Executive under sub-clause 9.2(a) in respect of his period or periods of absence.

(c)
The Company may at its expense at any time, whether or not the Executive is then absent on medical grounds, require the Executive to submit to such medical examinations and tests by doctors nominated by the Company.

10.	OTHER BENEFITS

10.1	The Executive shall also be entitled to the following benefits, subject to determination by the Board as to the appropriate level of cost for each item.

(a)	Business and Related Expenses

(i)	The following arrangements shall apply whenever the Executive is required to travel outside the location where he is based in the performance of his duties under this Agreement:

(1)	full reimbursement shall be made to the Executive for meal expenses properly and reasonably incurred by him;

(2)	full reimbursement shall be made to the Executive for all travel expenses properly and reasonably incurred by him.

(ii)
All reasonable traveling, entertainment and other expenses reasonably incurred by the Executive in the proper performance of his duties under this Agreement, a monthly account of which accompanied by supporting vouchers, shall be rendered by the Executive to the Company and the Company shall be entitled to withhold or reclaim payment of any such expenses which in the opinion of the Board have not been reasonably or properly incurred.  The Board shall consider the relevant accounts within a reasonable time after they have been rendered and indicate its approval or disapproval.  The expenses shall be paid or reimbursed not more than 21 Business Days after the approval by the Board of the relevant accounts.

(b)	Medical and Dental Expenses

The Executive is entitled to such medical and dental coverage (if any) as provided for under the insurance taken out by the Company.

(c)	Directors’ and Officers’ Liability Insurance

The Company shall during the continuance of the Term provide to the Executive insurance cover under directors’ and officers’ liability insurance policy subscribed to by the Company, on such terms and conditions as the Board may prescribe and subject further to the terms of the policy issued by its underwriter.  The Company shall punctually pay all premiums payable on such policy.

11.	OBLIGATION TO PROVIDE WORK

11.1
There shall be no obligation on the Company to provide work for the Executive and if during the continuance of the Appointment the Company or any member of the Group does not provide the Executive with any work for a certain period then during such period, the Executive:

(a)	shall not be entitled to access to any premises or offices of the Company or any member of the Group; and

(b)	shall continue to receive his full remuneration and other benefits for or in respect of such period payable hereunder.

12.	TERMINATION

12.1	Termination by the Company

(a)
This Agreement may be terminated by the Board at any time (i) in the event of the Executive’s death; or (ii) if the Executive shall at any time during the Term become physically or mentally disabled whether totally or partially so that he is substantially unable to perform his services hereunder for a period of or periods aggregating 90 days in the immediately preceding twelve (12) months (and in this case the Company may at any time after the accrual of 90 days in the period or periods aforesaid by written notice to the Executive terminate the Appointment whether forthwith or at a date specified in the notice of termination).

(b)	In addition to the circumstances set forth in clause 12.1(a), this Agreement may be terminated by the Company at any time without prior notice, if the Executive shall at any time during the Term:

(i)
be convicted of any offence (other than a traffic offence) involving the property of the Company or any member of the Group, or any other criminal offence (other than an offence which in the reasonable opinion of the Board does not affect his position in the Company);

(ii)	have committed, repeated or continued (after warning) any irredeemable, persistent or material breach of his obligations or any of the provisions of this Agreement;

(iii)
be guilty of willful neglect, fraud or dishonesty in the discharge of his duties under this Agreement, or any grave misconduct which in the absolute opinion of the Board tends to bring himself or the Company or any member of the Group into disrepute;

(iv)
have committed an act of bankruptcy or compounded with his creditors generally or be guilty of conduct which would make his continued Appointment prejudicial to the best interests of the Company or any member of the Group;

(v)	be disqualified to act as a director of the Company under any applicable law, rules or regulations;

(vi)	be absent (other than in accordance with clause 9) for an aggregate period of 14 working days without prior notice to the Board;

(vii)	be in any material or persistent deviation from any matter or circumstances represented by him in the statement referred to in clause 6.3(a);

(viii)	be in material breach of any of the terms of the undertaking referred to in clause 6.3(b);

(ix)	be in material breach of any terms or conditions of this Agreement; or

(x)	have committed or failed to commit any other act, which commission or failure would entitle the Company to terminate this Agreement without notice at common law.

(c)	Notwithstanding anything herein to the contrary, this Agreement may be terminated by the Company at any time, without cause, with no less than thirty (30) days’ advance notice to the Executive.

12.2	Termination by the Executive

(a)	This Agreement may be terminated by the Executive in the event of a Constructive Termination.

(b)	Notwithstanding anything herein to the contrary, this Agreement may be terminated by the Executive at any time, without cause, with no less than ninety (90) days’ advance notice to the Company.

12.3	Benefits upon Termination

(a)
If this Agreement is terminated for any reason by the Company or by the Executive (in such a case, the date on which the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits or compensation or damages except as follows:

(i)	The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) his Accrued Obligations;

(ii)
In the event of an Involuntary Termination, each outstanding option, restricted stock award or other stock-based award granted by the Company to the Executive shall be automatically accelerated so that such award shall be vested in full as of the Severance Date; and

(iii)
In the event of a Change of Control Termination, the Company shall pay the Executive in one lump sum, subject to tax withholding and other authorized deductions, an amount equal to US$5 million (the “Severance Benefit”), subject to the Executive’s execution of the documents in accordance with clause 12.5(b).

(b)
Notwithstanding the foregoing provisions of this clause 12.3, if any of the events set forth in clause 12.1(b), which give rise to the Company’s option to terminate this Agreement, shall have occurred prior to the Severance Date or if the Executive shall be in breach of clauses 14, 15 or 16 (whether prior to or after the Severance Date) (x) the Executive shall not be entitled to claim any compensation or damages for or in respect of or by reason of such termination and (y) the Executive shall no longer be entitled to the additional benefits prescribed by clause 12.3(a)(ii).

(c)
The Executive agrees that the payments contemplated by this clause 12.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s Appointment) shall constitute the exclusive and sole remedy for the Executive and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of the Appointment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to clause 12.3 shall be paid without regard to whether the Executive has taken or takes actions to  mitigate damages.

12.4	Certain Defined Terms

For purposes of this clause 12:

(a)	“Accrued Obligations” means:

(i)
Any salary under clause 8.1(a) for or in respect of the then current year of service that had actually accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date;

(ii)	Any bonus payable pursuant to clause 8.1(b) to the extent earned by but not previously paid to the Executive; and

(iii)	Any reimbursement due to the Executive pursuant to clause 10.1(a) for expenses incurred by the Executive on or before the Severance Date.

(b)	“Change of Control” shall mean the first to occur of any of the following events after the commencement of the Term:

(i)
Approval by shareholders of the Company (or, if no shareholder approval is required, by the Board alone) of the complete dissolution or liquidation of the Company, other than in the context of a Business Combination that does not constitute a Change in Control under paragraph (iii) below;

(ii)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, referred to herein as a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding ordinary shares of the Company (the “Outstanding Company Common Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this paragraph (ii), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, including, without limitation, a public offering of securities, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or its Affiliates or a successor, (D) any acquisition by any entity pursuant to a Business Combination, (E) any acquisition by a Person described in and satisfying the conditions of Rule 13d-1(b) promulgated under the Exchange Act, or (F) any acquisition by a Person who is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the Outstanding Company Common Shares and/or the Outstanding Company Voting Securities on the date of this Agreement (or an Affiliate, heir, descendant, or related party of or to such Person); or

(iii)
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any Subsidiary of the Company, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries), and no Person (excluding any individual or entity described in clauses (C), (E) or (F) of paragraph (ii) above) beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination and the Company is not the surviving entity; or

provided, however, that a transaction shall not constitute a Change of Control if it is in connection with the underwritten public offering of the securities of the Company.

(c)
“Change of Control Termination” shall mean (i) a resignation by the Executive within thirty (30) days after a Change of Control or (ii) a termination of the Executive by the Company for reasons other than those set out in clauses 12.1(a) and 12.1(b) following a Change of Control or within two (2) years thereafter.

(d)
“Constructive Termination” shall mean the occurrence of any of the following: (1) without the Executive’s express written consent, a material reduction of the Executive’s duties, position or responsibilities relative to the Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such duties, position and responsibilities, unless the Executive is provided with substantially comparable duties, position and responsibilities; (2) without the Executive’s express written consent, a material reduction of the facilities and perquisites (including without limitation office space, location and administrative support) available to the Executive immediately prior to such reduction; (3) without the Executive’s express written consent, a reduction by the Company of the Executive’s salary or bonus opportunity as in effect immediately prior to such reduction; (4) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is materially reduced; or (5) the Company materially breaches any term or condition of this Agreement which has not been cured within a reasonable time after the Executive has given to the Company written notice of such breach.

(e)
“Involuntary Termination” shall mean a Constructive Termination, a Change of Control Termination or a termination of the Executive by the Company for reasons other than those set out in clauses 12.1(a) and 12.1(b).

12.5	Upon expiry or termination of the Term pursuant to clause 3 or 12:

(a)
all documents, records, correspondence, client lists, accounts, statistics, equipment or other property relating to the businesses or affairs of any member of the Group (including all those items referred to in clause 13) kept in the possession or under the control of the Executive and all copies thereof or extracts therefrom made by or on behalf of the Executive shall be and remain the property of the Company and shall be delivered up to the Company;

(b)
if the Executive is at any time appointed a director of the Company or any member of the Group, he shall resign in writing from any office held by him as such director and from all other offices held by him with the Group and to execute an acknowledgment under seal to the effect that he has no claims against the Company or any member of the Group for compensation for loss of office, remuneration, severance benefits or otherwise; and

(c)
in the event of the Executive failing to take any of the actions as required by the Company, the Company is hereby irrevocably and by way of security appointed the attorney of the Executive to appoint such person in the name of and on behalf of the Executive to sign, seal and deliver resignations to the Company and to file such returns or take such other action as may be necessary or desirable under applicable laws, rules and regulations.  The Executive agrees to confirm and ratify such documents and acts.

12.6
After the expiry or termination of the Term the Executive shall not at any time thereafter represent himself as being in any way connected with or interested in the business of or employed by the Company or any member of the Group; or use for trade or other purposes the name of the Company or any member of the Group or any name capable of confusion therewith.

12.7	Expiry or termination of the Term shall be without prejudice to clauses 14, 15 and 16 (all of which shall remain in full force and effect notwithstanding such expiry or termination).

13.	RECEIPT OF PAYMENTS AND BENEFITS FROM THIRD PARTIES

Subject to any written regulations issued by the Company which may be applicable, neither the Executive nor any member of his family nor any company nor any business entity in which the Executive or any of them has an interest, shall be entitled to receive or obtain directly or indirectly any payment, discount, rebate, commission or other benefit from third parties in respect of any business transacted (whether or not by the Executive) by or on behalf of any member of the Group.  If the Executive, any member of his family or any company or any business entity in which the Executive or any of them has an interest shall directly or indirectly obtain any such payment, discount, rebate, commission or other benefit, the Executive shall forthwith disclose this to the Company and, unless the Company agrees otherwise, account to the Company or the relevant member of the Group for the amount received or the value of the benefit so obtained.

14.	CONFIDENTIALITY

14.1
The Executive recognises and acknowledges that in the performance of his duties under this Agreement the Executive may come into contact with Confidential Information, all of which is of a confidential nature, is valuable and is the exclusive property of the Company or the relevant member of the Group (as the case may be).  Without prejudice to the general duty of confidence of the Executive towards the Company and any member of the Group, the Executive shall not either during or at any time after the expiry or termination of the Term (as the case may be):

(a)
divulge or communicate to or cause or enable any third party to become aware of or use, take away, conceal, destroy or retain for his own use or some other person’s advantage or to the detriment of the Company or any member of the Group any Confidential Information, except to those officers or employees of the Company and any member of the Group whose duties require that such Confidential Information be disclosed to them;

(b)	use any Confidential Information for his own purposes or for any purpose other than those of the Company or any member of the Group; or

(c)
through any failure to exercise due care and diligence cause any unauthorized disclosure of any Confidential Information or other information in respect of which the Company or any member of the Group is bound by an obligation of confidence to any third party which obligation is within the actual or constructive knowledge of the Executive.

14.2
The Executive shall promptly deliver to the Company upon expiry or termination of the Term or at any time as the Company may request all such memorandum, notes, records, papers, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company or any member of the Group and all property associated therewith as he may possess or have under his control at the time.  For the avoidance of doubt it is hereby declared that the property in all such documents shall at all times be vested in the Company or the relevant member of the Group, as the case may be.

14.3	If the Executive commits or threatens to commit a breach of sub-clauses 14.1 or 14.2 the Company shall be entitled:

(a)
to seek an injunction (against a breach of sub-clause 14.1) or specific performance (for a breach of sub-clause 14.2) against him, it being acknowledged that any such breach or threatened breach shall cause irreparable injury to the Company and that monetary damages shall not provide an adequate remedy to the Company; and

(b)
to require him to account for and pay over to the Company (which the Executive hereby agrees to do) all compensation, profits, monies, accruals, increments or any other transactions constituting a breach of any of the provisions of sub-clauses 14.l and 14.2.

15.	INVENTIONS, PATENTS AND OTHER INDUSTRIAL OR INTELLECTUAL PROPERTY

15.1	The Executive agrees that all Relevant Intellectual Property (whether patentable or not) shall be the absolute property of the Company. The Executive shall further:

(a)
notify and disclose to the Company in writing full details of all Relevant Intellectual Property forthwith upon the production of the same, and promptly whenever requested by the Company and in any event upon the expiry or termination of the Term deliver up to the Company all correspondence and other documents, papers and records, and all copies thereof in his possession, custody and power relating to any Relevant Intellectual Property;

(b)
assign to the Company or any member of the Group as the Company may designate in its absolute discretion, without additional compensation all rights (including patent, registered design and trade mark rights and copyrights) to such Relevant Intellectual Property worldwide;

(c)
if required by the Company, apply or join with the Company or any member of the Group as the Company may direct in applying for letters, patents, registered design, trade mark, copyright and other protection or registration for such Relevant Intellectual Property in the relevant jurisdiction at the expense of the Company or any member of the Group nominated by the Company;

(d)
sign and execute all documents and do all things as may in the opinion of the Board be necessary or desirable to carry out the foregoing and otherwise to protect and maintain all Relevant Intellectual Property;

(e)	give testimony in support of his inventorship if required; and

(f)
hold upon trust for the benefit of the Company any Relevant Intellectual Property to the extent the same may not be and until the same is vested absolutely in the Company and/or a member of the Group, as the case may be.

15.2
If any Invention is described in a patent application, or is disclosed to third parties directly or indirectly by the Executive within two (2) years after the expiry or termination of the Term there shall be a prima facie presumption that the Invention was conceived or made during the Term and it shall be incumbent upon the Executive to prove on a balance of probabilities that the Invention was not conceived or made during the Term.

15.3
The Executive agrees that he will not assert any and will relinquish all rights to any Intellectual Property as having been made or acquired by him prior to the date of this Agreement except for those Intellectual Property (if any) disclosed to the Company in writing prior to the date hereof.

16.	RESTRICTIVE COVENANTS

16.1	The Executive covenants with and undertakes to the Company that he shall not:

(a)
at any time during the Term or within three (3) years from the date of the expiry or termination of the Term in Hong Kong or in the PRC or any other jurisdiction in which the Group operates either alone or jointly with or as manager, agent or employee for any person, firm or company directly or indirectly and whether or not for gain:

(i)
engage or be engaged or interested in or concerned with the Business carried on from time to time by the Group or any other business competing or likely to compete (directly or indirectly) with the businesses operated by the Group from time to time (“Restricted Business”);

(ii)
take employment with any person, firm, company or organization engaged in the PRC or any other jurisdiction in which the Group operates whether directly or indirectly in any of the Restricted Business (but this restriction shall not operate so as to prohibit an employment none of the duties of which relate to such businesses) nor assist any such person, firm, company or organization with technical, commercial or professional advice in relation to the Restricted Business;

(iii)
be interested in any project or proposal on behalf or for the benefit of any person who within one (1) year prior to the expiry or termination of the Term is a principal, joint venture partner, contracting party or client of the Group or an Affiliate of any of the foregoing;

(iv)
be interested in any project or proposal for the acquisition, turning to account, development of or investment in any asset of the Company or any member of the Group, unless such asset is offered by the Company or any member of the Group for sale to, turning to account or development by third parties; or

(b)
at any time after the expiry of termination of the Term use for any purpose whatsoever the name or trading style of the Company in Hong Kong or in the PRC or any other part of the world or represent himself or themselves as carrying on or continuing or being connected with the Company or any member of the Group or (where applicable) any of its shareholders or their respective business;

(c)
within three (3) years from the date of the expiry or termination of the Term, solicit or entice away from the Company or any member of the Group any director, manager or employee who has, at any time, during the period of one (1) year immediately preceding such expiry or termination been employed or engaged by the Company or any member of the Group;

(d)
within three (3) years from the date of the expiry or termination of the Term, employ or otherwise engage any person who has during the period of one (1) year immediately preceding such expiry or termination been a director, manager, employee of or consultant to the Company or any member of the Group and who by reason of such employment is or may be likely to be in possession of any confidential information or trade secrets relating to the business of the Company or any member of the Group or the business of the customers of the Company;

(e)
within three (3) years from the date of the expiry or termination of the Term, solicit business in competition with the Company or any member of the Group from any person, firm, company or organization which at any time during the period of one (1) year immediately preceding such expiry or termination has dealt with the Company or which on such expiry or termination is in the process of negotiating with the Company or any member of the Group in relation to any of the Restricted Business, and with whom or which during such period the Executive has had personal dealings in the course of his Term; and

(f)
within three (3) years from the date of the expiry or termination of the Term, solicit or entice away from the Company or any member of the Group any customer or supplier who has, at any time, during the period of one (1) year immediately preceding such expiry or termination been a customer or supplier of the Company or any member of the Group.

16.2
While the restrictions contained in this clause are considered by the parties to be reasonable in all the circumstances it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if any such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but would be valid if part of the wording thereof were deleted or amended or the periods (if any) thereof were reduced or the range of businesses or area dealt with thereby were reduced in scope the said restriction or restrictions shall apply with such modifications as may be necessary to make it or them valid, effective and enforceable.

16.3
Since the Executive may also obtain in the course of his Term hereunder by reason of services rendered for or offices held in any other company knowledge of the trade secrets or other confidential information of such company, the Executive hereby agrees that he will at the request and cost of the Company enter into a direct agreement or undertaking with such company whereby he will accept restrictions corresponding to the restrictions herein contained (or such of them as may be appropriate in the circumstances) in relation to such products and services and such area and for such period the Company may reasonably require for the protection of its legitimate interests.

16.4
The Company hereby covenants with and undertakes in favor of the Executive that neither it nor any of its subsidiaries will after the expiry or termination of the Term use the Executive’s name or represent that the Executive is carrying on or continuing to be or being connected with the Company or any member of the Group or their respective businesses whether in Hong Kong or the PRC or elsewhere.

16.5	For the purposes of clause 16.1:

(a)	“employee” includes any staff of the Company or any member of the Group or any successors thereof; and

(b)
“assets” include intellectual property rights and know-how of all forms and descriptions that are related to any of the principal businesses carried on from time to time by the Company or any member of the Group during the Term and all licenses and rights to use or apply any such rights or know-how.

16.6	For the purposes of clause 16.3:

(a)
“trade secrets” means trade secrets including knowledge of and know-how in connection with the Company or any member of the Group or any of their respective businesses or proposed products or businesses and which are so confidential as to require protection as trade secrets; and

(b)	“other confidential information” means:

(i)	any information imparted to the Executive on the express basis that it is confidential; and

(ii)
any other information or knowledge received or obtained by the Executive which if used, divulged or communicated to any person other than in accordance with clause 14 would have infringed the restriction in that clause.

16.7	Nothing in this clause 16 (other than clause 16.2) shall apply to:

(a)
the direct or indirect holding of any securities listed on a stock exchange where the total voting rights exercisable at general meetings of the Company as represented by such holding do not exceed 5 per cent. of the total voting rights attaching to the securities of the same class as that held by the Executive and/or his Affiliates, provided that neither the Executive nor any of his Affiliates participates in or are otherwise involved in the management of the Company; or

(b)	the holding by the Executive or any of his Affiliates of any securities of the Company.

16.8
The Executive warrants to and in favor of the Company that save through his interests and the interests of his Affiliates in the Company or any member of the Group or his employment by the Company pursuant to this Agreement, neither he nor any of his Affiliates on the date of this Agreement engages or is interested in or is concerned with the Business, whether in Hong Kong or the PRC or elsewhere.

16.9
In the event of and notwithstanding the expiry or termination of the Term, each of the parties covenants with and undertakes to the other that it or he will at all times and in all respects continue to observe and comply with the provisions of this clause 16 of this Agreement.

17.	SEVERABILITY

17.1
While the covenants contained in clauses 14, 15 and 16 are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions or undertakings of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if any such restrictions or undertakings shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company, but would be valid if part of the wording thereof were deleted or the duration or area (if any) thereof were reduced in scope, the restriction or undertaking shall apply with such modification as is considered necessary to make it valid and enforceable.

17.2
In the event that any court or tribunal of competent jurisdiction shall hold any such restriction or undertaking wholly unenforceable by reason of the breadth of such scope or otherwise, the parties agree that such determination shall not in any way prejudice the Company’s right to any remedies provided herein which may be granted by any other court or tribunal of competent jurisdiction in respect of breaches of such restriction or undertaking.

18.	ASSIGNMENT

18.1	The rights and obligations of the Executive under this Agreement shall not be assignable or transferable.

18.2
The Company may assign and transfer its rights or obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.  This Agreement shall be binding upon and shall enure for the benefit of the Company’s successors or assigns whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

19.	ENTIRE AGREEMENT

19.1
This Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and shall be in substitution for any previous agreement or arrangement (whether oral or written) made between the Company or any member of the Group and the Executive.  Any such previous agreement or arrangement shall be deemed to have been terminated by mutual consent as from the date of this Agreement.

19.2	The Executive acknowledges and warrants to the Company that he is not entering into this Agreement in reliance on any representation, promise or inducement not expressly set out herein.

20.	PRIOR OBLIGATIONS

20.1	The Executive warrants that by entering into this Agreement he will not be in breach of any agreements with or obligations owed to any third party.

21.	NOTICES

21.1	Delivery

All notices, demands or other communications which are to be given under this Agreement shall be in writing and shall be addressed as shown below:

(a)	if to the Company

	Address	:	48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong

	Facsimile	:	(852) 3605 8181

	Attention	:	The Board of Directors

(b)	if to the Executive

	Address	:	48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong

	Facsimile	:	(852) 3605 8181

or to such other address, telex number or facsimile number or marked for the attention of such other person as the recipient may designate by notice given in accordance with the provisions of this clause.

21.2	Receipt

Any such notice may be delivered personally or by prepaid post or sent by telex or facsimile transmission and shall be deemed to have been effectively served:

(a)	if by delivery in person, when delivered to the addressee;

(b)	if by telex upon receipt by the sender of the answerback;

(c)	if by facsimile transmission when dispatched; and

(d)	if by post:

(i)	on the second Business Day following the day of posting if sent from the PRC to the address of a recipient in the PRC unless actually received sooner; or

(ii)	on the seventh Business Day following the day of posting if sent from the PRC to an address outside the PRC (and vice versa) unless actually received sooner.

21.3	Language

Each notice, demand or other communication and any other documents required to be delivered under this Agreement shall be either in English or accompanied by a certified translation into the English language.

22.	GENERAL

22.1
The failure of the Company at any time or times to require performance of any provision of this Agreement shall in no manner affect the Company’s right at a later time to enforce the same.  No waiver by the Company of the breach of any term or covenant contained in this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.  Each of the rights and remedies provided herein shall be in addition to and not exclusive of any rights or remedies provided by law.

22.2
The Executive hereby irrevocably and by way of security appoints the Company and each member of the Group now or in the future existing to be his attorney and in his name and on his behalf and as his act and deed to sign, execute and do all acts, things and documents which he is obliged to execute and do under the provisions of this Agreement (and in particular, but without limitation, sub-clauses 12.5(c) and 15.1(d)) and the Executive hereby agrees forthwith on the request of the Company to ratify and confirm all such, things and documents signed, executed or done in pursuance of this power.

23.	GOVERNING LAW AND JURISDICTION

23.1	This Agreement is governed by and is to be construed in accordance with the laws of Hong Kong Special Administrative Region without regard to the conflict of laws principles thereof.

23.2
Nothing in this Agreement shall limit the right of either party to commence any legal action against the other party and/or its property in any other jurisdiction or to serve process in any manner permitted by law, and the taking of proceedings in any jurisdiction shall not preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

IN WITNESS whereof the parties have entered into this Agreement the day and year first above written.

SIGNED by	)
for and on behalf of	)
CHINA CORD BLOOD	)
CORPORATION	)
in the presence of:	)

SIGNED AND DELIVERED	)
by XIN XU	)
in the presence of:	)